SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549

                        -----------------

                            FORM 11-K

(Mark One)
/X/       ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 (fee required)

          For the fiscal year ended December 31, 1992

                                OR

/ /       TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934 (no fee required)

                For the transition period from        to

                Commission file number 1-1023

                        -----------------

                    Employees' Investment Plan of
               McGraw-Hill Broadcasting Company, Inc.
                        And Its Subsidiaries
                      (Full title of the plan)

                        McGraw-Hill, Inc.
                   1221 Avenue of the Americas
                        New York, NY 10020
   (Name of issuer of the securities held pursuant to the plan and address of its principal executive office.)

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                    EMPLOYEES' INVESTMENT PLAN OF
                McGRAW-HILL BROADCASTING COMPANY, INC.
                        AND ITS SUBSIDIARIES

                               INDEX
                                                                 Page
<a> Financial Statements
      Report of Independent Auditors......................           3
      Statement of Net Assets Available for Benefits -
        December 31, 1992 and 1991........................        4- 5
      Statement of Changes in Net Assets Available
        for Benefits - Years Ended December 31, 1992, 1991
          and 1990........................................        6- 8
      Notes to Financial Statements.......................        9-22

    Schedules
      I - Investments - December 31, 1992.................       23-37
      Schedules II - III have been omitted because the required information is shown in the financial statements

    Exhibits
      (24) Consent of Independent Auditors................          38



                             SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereto duly authorized.

                                EMPLOYEES' INVESTMENT PLAN OF
                           McGRAW-HILL BROADCASTING COMPANY, INC.
                                     AND ITS SUBSIDIARIES



Date:  June 29, 1993       By:         Bernard C. Koval
       -------------           ---------------------------------
                                       Bernard C. Koval
                               Vice President, Employee Benefits



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